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[SUTHERLAND ASBILL & BRENNAN LLP]





                   CONSENT OF SUTHERLAND ASBILL & BRENNAN LLP


We consent to the reference to our firm under the heading "Legal Matters" in the prospectus included in Pre-Effective Amendment No. 1 to the Registration Statement on Form S-6 for certain flexible premium variable universal life insurance policies issued through American Family Variable Account I of The American Family Life Insurance Company (File No. 333-44956). In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.


SUTHERLAND ASBILL & BRENNAN LLP


By:  /s/ Stephen E. Roth
     --------------------------
         Stephen E. Roth


Washington, D.C.
March 6, 2001